Exhibit 99.2
CONSENT OF HOULIHAN LOKEY CAPITAL, INC.
May 25, 2011
Strategic Review Committee of the Board of Directors
Retail Ventures, Inc.
3241 Westerville Road
Columbus, OH 43224
Re:	Joint Proxy Statement/Prospectus (the “Joint Proxy Statement/Prospectus”) of Retail Ventures, Inc. (“Retail Ventures”) and DSW Inc. (“DSW”) that forms part of the Registration Statement on Form S-4 of DSW filed with the Securities and Exchange Commission on March 4, 2011, as amended (File No. 333-172631) (the “Original Registration Statement”)
Dear Members of the Strategic Review Committee of the Board of Directors of Retail Ventures:
     Reference is made to (i) our opinion letter (“opinion”), dated February 7, 2011, addressed to the members of the strategic review committee (the “Committee”) of the Board of Directors of Retail Ventures and the members of the Board of Directors (the “Board”) of Retail Ventures and (ii) the Joint Proxy Statement/Prospectus included in the Original Registration Statement. We understand that DSW intends to file a Registration Statement on Form S-4 to register additional DSW class A common shares for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (such registration statement, the “New Registration Statement”). We further understand that the Joint Proxy Statement/Prospectus that forms part of the Original Registration Statement is being incorporated by reference into the New Registration Statement.
     Our opinion was provided for the information and assistance of the Committee and the Board in connection with their consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference and inclusion of our opinion in the New Registration Statement, through the incorporation therein by reference of the Joint Proxy Statement/Prospectus included in the Original Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned New Registration Statement as of the date hereof and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned New Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.
     In giving such consent, we do not thereby admit that we are experts with respect to any part of such New Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.